Exhibit 10.9

[Company Letterhead]

Confidential

Offer Letter

(PRIVATE & CONFIDENTIAL)

Dear Mr. Michael Wu:

Subsequent to our discussion, we are pleased to offer you a position with Asiainfo-Linkage Technologies (China), Limited (the “Company”), with effect from 1 August. 2010 (the “Effective Date”), subject to the following terms and conditions:

1.	APPOINTMENT

Title: Vice President, CFO

Reporting to: Steve Zhang

Division: Finance and Control

Location: Beijing

2.	TERM

The term of your employment shall be three years from the Effective Date, unless earlier terminated in accordance with Section 5, below. If none of the 2 parties notifies the other of the termination of the employment with 30 days advance written notice before the expiry of the term, the employment will be automatically renewed for another 3 years.

3.	COMPENSATION

3.1	Salary and Bonus

Your annual expected target compensation (“AETC”) will consist of Annual Guaranteed Base Pay (“AGBP”), Annual Guaranteed Allowance (“AGA”) and Annual Expected Target Variable Pay (“AETVP”), as specified in paragraphs a. and b., respectively, below. You shall only be entitled to receive the AGBP and AGA. The AETVP shall be payable in the discretion of the Company in accordance with the Company’s Variable Pay Program, as summarized in paragraph below.

a.	Your AGBP will be RMB 1,300,000, payable in 13 monthly instalments.

b.	Your AGA will be RMB 12,000, payable in 12 monthly instalments.

c.	Your AETVP will be RMB 546,000, payable at the discretion of the Company, at the beginning of the calendar year following the year in which employment services are rendered by you. The actual variable pay will be calculated and paid based on the company’s performance, department performance and individual performance in accordance with the Company’s Variable Pay Program.

The Company has the right to modify your pay combination (as between AGBP and AETVP) if your job nature changes, and to amend the Variable Pay Program based on changing business circumstances.

3.2	Equity

The Company will grant you [20,000] Performance Stock Units on your employment start date. The grant price will be the stock (ASIA) on market closing price of your employment start date. PSU plan will be all ended on Sep, 2011, the vesting amount and vesting schedule will be contingent on the achievement of the performance targets set forth by the Company.

The Company will grant you [30,000] Restricted Stock Units on your employment start date. The grant price will be the stock (ASIA) on market closing price of your employment start date. The Restricted Stock Units will vest in four installments of 25% each over a four-year period on each of the anniversary.

Final terms of the stock grants will be set forth in the Company’s official grant letters, in accordance with the Company’s then-current stock incentive plan, as amended.

Asiainfo commits that the shares under your individual incentive plan will be no less than [40,000] of PSU shares or the same value stock option pursuant to the Company’s Stock Incentive Plan beginning in 2010.

3.3	Sign-On Bonus

If you can commit to enroll into AI and on board date is before 30 July, 2010. You will be entitled USD$30,000 as your sign-on Bonus, If you can’t on board before 30 July,2010, your sign-on bonus will be automatic cancelled by company.

You will be responsible for all your income tax and the company will withhold your income tax.

It is the Company’s policy, details of your personal compensation are confidential. By signing this offer letter, you agree to comply with the confidentiality policy and other relevant stipulations of the Company.

4.	BENEFITS

4.1	Government Housing Fund: You will participate in the government housing fund plan according to the government stipulates.

4.2.	Government Pension Insurance: You will participate in the government pension insurance plan according to the government stipulates.

4.3	Company Medical Insurance Program: You will be entitled to government medical insurance plan and commercial supplementary medical insurance provided by the Company and special supplemental medical insurance for the Company’s senior executive officers.

4.4.	Annual Leave: You will be entitled to 7-day paid annual leave for the first calendar year, pro-rated according to your actual service months. One additional day will be added for the following calendar years. The maximum is 15 days.

4.5.	Education allowance: you will be entitled to education allowance for your children at a maximum of RMB 80,000 per year.

4.6.	Housing allowance: You will be entitled to an annual rental housing allowance, the maximum of which is RMB100, 000 per year.

4.7.	Transportation Allowance: You will be entitled to transportation allowance, the maximum of which is RMB20, 000 per year.

4.8	Senior management rewards: According to Beijing Software Industry Association senior management reward policy, you can join in this plan. Final terms of the rewards will be set forth in the government official policy.

Please refer to the relevant policies of the Company for details of the benefits described above.

5.	TERMINATION

Your employment may be terminated during the Initial Term or any renewal terms, in any of the following circumstances:

5.1	You or the Company may terminate your employment, with or without cause, by giving one month advance written notice to the other party. You and the Company may pay one month base salary in lieu of one month advance written notice.

5.2	You or the Company may terminate your employment, with or without cause, by giving one-month advance written notice to the other party. If your employment is terminated by the Company, you will be entitled to a one-time severance payment.

5.3	The Company may terminate your employment with cause, immediately and without any notice or compensation, under the following circumstances:

5.3.1	You are indicted or investigated for criminal violations of the law.

5.3.2	You commit any breach this employment agreement, the Asiainfo Business Conduct Policy, or the confidentiality agreement to be entered into by and between you and the Company.

5.3.3	You engage in acts of misconduct in the workplace or otherwise violate the rules and regulations of the Company.

In the event of your termination for any reason, you are required to return all documents, equipment, and other property of the Company before your last working day.

6.	EXPENSES

The Company will reimburse authorized expenses incurred on Company business. The Company’s guiding principle in settling expenses is that there should be neither loss nor benefit to you financially as a result of any reasonable expenses incurred on Company business. Claims for expenses must be authorized by your superior. No employee is entitled to authorize his or her own expenses, directly or indirectly.

7.	Arbitration

You and the Company agree to submit to labor arbitration or similar legal procedures for any and all claims arising out of or related to your employment with the Company. This offer letter shall be governed and interpreted in accordance with the laws of the People’s Republic of China.

8.	MISCELLANEOUS PROVISIONS

This agreement is the entire agreement and understanding between you and the Company regarding your employment. It is the Company’s understanding and intention that any candidate entering into this agreement considers working for the Company to be a serious decision and a long-term career plan.

You will devote your entire professional capacity to the interest of the Company, and will refrain from any activity which might be deleterious to such interest. In particular, you must not pursue any other business or vocational activity, remunerated or unremunerated, without the prior written consent of the Company in each instance.

After you accept this offer, you will be required to read the Asiainfo Business Conduct Policy and sign a statement to the effect that you have read and understood such policy.

We should be grateful if you would confirm your acceptance of these terms and conditions by signing and returning to us a copy of this agreement.

We would like to take this opportunity to wish you a successful and enjoyable career with Asiainfo.

Yours faithfully,

Asiainfo-Linkage Technologies (China), Limited	Accepted and confirmed:
Vice President and General Manager of
Human Resources
& Administration & Marcom

/s/ JIE LI	/s/ JUN WU

Date: August 1, 2010	Date: August 1, 2010